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                                                                    EXHIBIT 99.3

TO HOLDERS OF 7 1/2% SENIOR SUBORDINATED NOTES DUE 2013

Select Medical Corporation is offering to exchange (the "Exchange Offer") up to $175,000,000 of its newly registered 7 1/2% Senior Subordinated Notes due 2013 ("New Notes") for outstanding 7 1/2% Senior Subordinated Notes due 2013 originally issued by Select Medical Escrow, Inc. ("Existing Notes").

Briefly, you may either:

          a. Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

          b. Retain your Existing Notes.

ALL TENDERED EXISTING NOTES MUST BE RECEIVED ON OR PRIOR TO           , 2003 AT
5:00 P.M., NEW YORK CITY TIME, (THE "EXPIRATION DATE"), AS SHOWN IN THE ACCOMPANYING PROSPECTUS.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call (800) 934-6802 or write U.S. Bank Trust National Association, Corporate Trust Services, Attn: Special Finance, EP-MN-WS-2N, 60 Livingston Ave., St. Paul, MN 55107.